EXHIBIT 33.1


                                                                    EXHIBIT 33.1



                          ASSERTION OF COMPLIANCE WITH
                          APPLICABLE SERVICING CRITERIA



The Bank of New York, The Bank of New York Trust Company, N. A. and The Bank of New York (Delaware) (collectively, the "Company") provides this platform-level assessment of compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the following servicing criteria are applicable in regards to the following servicing platform for the following period:

PLATFORM: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 (and like-kind transactions issued prior to January 1, 2006) for which the Company provides trustee, securities administration, or paying agent services, other than residential mortgage-backed securities and other mortgage-related asset-backed securities.

APPLICABLE SERVICING CRITERIA: All servicing criteria set forth in Item 1122(d), to the extent required by the related transaction agreements as to any transaction, except for the following criteria: 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(4)(vi), 1122(d)(4)(viii), 1122(d)(4)(x), 1122(d)(4)(xi),
1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv).

PERIOD: As of June 15, 2007 and for the period January 1, 2007 through June 15, 2007.

With respect to the Platform and the Period, the Company provides the following assessment of compliance in respect of the Applicable Servicing Criteria:

o The Company is responsible for assessing its compliance with the Applicable Servicing Criteria.

o The Company has assessed compliance with the Applicable Servicing Criteria.

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o As of June 15, 2007 and for the Period, the Company was in material compliance with the Applicable Servicing Criteria other than as identified on Schedule A attached.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Company's assessment of compliance with the Applicable Servicing Criteria as of and for the Period.


The Bank of New York
The Bank of New York Trust Company, N.A.
The Bank of New York (Delaware)



/s/ Robert L. Griffin

Robert L. Griffin
Authorized Signer


August 29, 2007



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                                   SCHEDULE A

                      MATERIAL INSTANCES OF NON-COMPLIANCE



1122(d)(2)(i): PAYMENTS ON POOL ASSETS ARE DEPOSITED INTO THE APPROPRIATE CUSTODIAL BANK ACCOUNTS AND RELATED BANK CLEARING ACCOUNTS NO MORE THAN TWO BUSINESS DAYS OF RECEIPT, OR SUCH OTHER NUMBER OF DAYS SPECIFIED IN THE TRANSACTION AGREEMENTS.

With respect to collections received on assets relating to certain series of securities, such collections were deposited into a general account held by the Indenture Trustee and remitted directly to the investors in such series rather than through a segregated account relating specifically to such series as required by the related transaction documents. All collections were properly allocated by the Indenture Trustee to the related series of securities and timely remitted to the investors in such series. The segregated account relating to each series of securities was established by the Indenture Trustee during the Period but such accounts were not utilized in all instances by the Indenture Trustee as stated above. Procedures have been established and are currently being enforced so that collections are deposited into the general account and then transferred to the segregated account for the related series of securities within the applicable time frames and then remitted to the investors in such series in accordance with the related transaction documents.


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